Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2022, with respect to the consolidated financial statements of Forge Global, Inc., in the Registration Statement on Form S-1 and related Prospectus of Forge Global Holdings, Inc. for the registration of 144,148,192 shares of its common stock and 12,053,331 warrants to purchase shares of common stock.

/s/ Ernst & Young LLP

San Francisco, California

April 18, 2022